Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
MONDAY, APRIL 12, 2004

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS EXTENDS AND EXPANDS CREDIT FACILITY

     DENVER, Monday, April 12, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it has renewed its existing $600 million unsecured bank credit facility, increasing the aggregate commitment amount to $700 million and extending the maturity date to April 7, 2009. The facility’s provision for letters of credit was increased to an available aggregate amount of $350 million. In addition, the facility permits an increase in the maximum commitment amount to $850 million upon the Company’s request, subject to receipt of additional commitments from existing or additional participant lenders.

     A total of 16 lenders are participating in the facility. Banc One Capital Markets, Inc. acts as Lead Arranger and Sole Book Manager for the facility, with Bank One, NA as Administrative Agent; Wachovia Bank, National Association as Syndication Agent; BNP Paribas, Guaranty Bank, KeyBank National Association, SunTrust Bank, U.S. Bank National Association and Washington Mutual Bank, FA as Co-Documentation Agents; California Bank and Trust, Comerica Bank and The Royal Bank of Scotland plc as Co-Managing Agents; and AmSouth Bank and Bank of America, N.A. as Co-Agents.

     Commenting on the modifications to the Company’s credit agreement, Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “We are gratified by the enthusiastic response that we received from our syndicate, which is comprised of some of the strongest financial institutions in the world. Their commitment to MDC for the next five years demonstrates their confidence in our industry and recognition of our solid operating strategy and strong financial position. Furthermore, through the facility’s ‘accordion feature,’ which provides for increasing the commitment amount to $850 million with bank approval, we will have the

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M.D.C. HOLDINGS, INC.

opportunity to expand our relationship with this exceptional group of lenders to add liquidity required to support growth in our existing markets and to take advantage of opportunities in new markets.”

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information, please visit www.richmondamerican.com.

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